Exhibit 10.1

CONSULTING ASSIGNMENT

This Consulting Assignment is made and entered into by and between David Pruett (“Pruett”) and CF INDUSTRIES, INC., including its owners, parents, divisions, subsidiaries, affiliates, employees, directors, officers, trustees, successors and assigns (“Company”).

1.               From March 31, 2009 through and including August 31, 2009, Pruett will be an independent contractor consultant to the Company.  As an independent contractor consultant, Pruett will be available to provide the Company with advice and counsel as called upon and to help with transition issues.  Pruett and the Company agree that these consulting activities will be performed at mutually agreeable times and locations so as to not interfere with Pruett or other previously scheduled personal or business commitments.

2.               As per the 2005 Equity and Incentive Plan and corresponding Non-Qualified Stock Option Award Agreements and Restricted Stock Award Agreements, Pruett’s awards will continue to vest during the consultancy period.

3.               Pruett will submit receipts and invoices and CF will reimburse Pruett for pre-authorized, reasonable expenses incurred on behalf of the Company as a result of his consulting.

4.               Should Pruett become employed by or enter into a consulting agreement with Terra, Potash Corporation of Saskatchewan, Mosaic, Intrepid Potash, Agrium, Yara or any other fertilizer manufacturer prior to August 31, 2009, this Consulting Agreement immediately terminates and vesting in stock options and restricted stock awards ends.

5.               As an independent contractor, Pruett is responsible for paying any taxes on any compensation received pursuant to this Agreement and the Company has no withholding obligation under this Agreement.  The Company has no obligation under this Agreement to pay for any supplies or other overhead Pruett may incur as an independent contractor under this Agreement.

/s/ David Pruett	March 31, 2009
Signed: David Pruett	Date

CF INDUSTRIES, INC.
	By:	/s/ Wendy S. Jablow Spertus
	Title:	Vice President, Human Resources
	Date:	March 19, 2009